Exhibit (10)(e)
NON QUALIFIED STOCK OPTION AGREEMENT
     Option granted the                      day of                     ,                 by Associated Banc-Corp, a Wisconsin corporation (hereinafter called the “Company”), to                      (hereinafter called the “Optionee”).
     WHEREAS, the Board of Directors of the Company (the “Board”), desiring (i) to associate more closely the interests of certain key employees with those of the company’s stockholders by encouraging stock ownership, (ii) to provide long-term incentives and rewards to those key employees of the Company and its affiliated units who are in a position to contribute to the long-term success and growth of the Company, and (iii) to assist the Company in retaining and attracting key employees with requisite experience and ability, have adopted the Associated Banc-Corp 2003 Long-Term Incentive Stock Plan (the “Plan”),
     NOW THEREFORE, in consideration of the mutual premises and covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, it is agreed as follows:
I.	Stock Option
A.	Number of Shares Optioned-Option Price. The Company grants to Optionee the right and option to purchase, on the terms and conditions hereof, all or any part of an aggregate of shares of the presently authorized common stock of the Company, $0.01 par value, at the purchase price of $ per share, the Fair Market Value at the above date.

B.	Option Governed by Terms of Agreement and Plan. This option shall be exercisable only in accordance with the terms of this agreement, which hereby incorporates by reference and makes a part hereof the Plan. In the event of any conflict between any provisions of this agreement and the provisions of the Plan, the provisions of the Plan shall control. Terms defined in the Plan, where used herein, shall have the meanings as so defined. Optionee hereby acknowledges receipt of a copy of the Plan.

C.	Vesting of Options. This option shall vest, in accordance with the following percentages, only upon Optionee’s completion of the number of years of continuous employment with the Company and its affiliated units as set forth below:

Number of Completed Years of	Maximum Percentage of
Continuous Employment or Service	Shares Becoming Exercisable
After the Date of Grant or Option	Under the Option
Less than 1 year	0%
At least 1 year	34%
At least 2 years	67%
At least 3 years	100%
No option shall be exercisable until it has vested. Options shall be exercisable immediately upon vesting, to the extent of the percentages prescribed above. Notwithstanding the foregoing, this option shall vest immediately upon a Change in Control in the Company, as defined in Section II.A.3. as subject to the following:

1.	Except as described below, in the event of termination of Optionee’s employment with the Company or its affiliated units for any reason, the non-vested portion of any option granted to Optionee shall terminate immediately.

2.	Except as described below, in the event of Optionee’s voluntary or involuntary termination of employment with the Company or its affiliated units, the vested portion of an option granted to such Optionee, but not yet exercised, shall terminate on the date of termination of employment.

3.	In the event of Optionee’s termination of employment with the Company or its affiliated units due to Optionee’s death, Permanent Disability or Retirement, any outstanding option then held by such Optionee shall remain exercisable, but only to the extent such option was exercisable on the date of such Optionee’s termination of employment, until the earlier of (a) one year following the date of termination and (b) the expiration of the term of such option. If on the date of such termination of employment, any such option shall not be fully exercisable, the Administrative Committee of the Board (the “Committee”) shall have the discretion to cause such option to continue to become exercisable on the date or dates specified therein as if such termination of employment had not occurred. The Committee may exercise the discretion granted to it by the preceding sentence at the time an option is granted or at any time thereafter while such an option remains outstanding.

4.	Notwithstanding any other provisions of this agreement, if Optionee’s employment or service is terminated by reason of a breach of Optionee’s employment agreement with the Company or any of its affiliated units, as determined by the Committee, or by reason of Optionee’s commission of a felony or a misdemeanor against the Company or any of its affiliated units (whether or not prosecuted), the option granted under this agreement shall be deemed terminated and not exercisable by Optionee.
D.	Term of Option. All rights to exercise this option shall expire ten years from the date this option is granted.

E.	Deferral of Exercise.

1. Securities Law Restrictions. Although the Company intends to exert its best efforts so that the shares purchasable upon the exercise of this option will be registered under or exempt from the registration requirements of the Federal Securities Act of 1933 (the “Act”) and any applicable state securities law at the time the option becomes exercisable, if the exercise of this option or any part of it would otherwise result in the violation by the Company of any provision of the Act or of any state securities law, the Company may require that such exercise be deferred until the Company has taken appropriate action to avoid any such violation.

2. Legal and Other Requirements. No shares of common stock shall be issued or transferred upon the exercise of any option unless and until all legal requirements applicable to the issuance or transfer of such shares and such other requirements as are consistent with the Plan have been complied with to the satisfaction of the Committee. The Committee may require that prior to the issuance or transfer of common stock upon exercise of an option, the Optionee shall enter into a written agreement to comply with any restrictions on subsequent disposition that the Committee or the Company deem necessary or advisable under any applicable law, regulation or official interpretation thereof. Certificates of stock issued hereunder may be legended to reflect such restrictions.

F.	Conditions of Exercise of Option During Employment. Except as provided above in Paragraph D, this option may not be exercised unless Optionee is, at the date of exercise, in the employ or service of the Company or an affiliated unit and shall have been continuously employed since the date hereof.

G.	Limitations on Disposition of Shares and Non-transferability. The option granted hereunder shall be assignable or transferable by the Optionee at the discretion of the Administrative Committee of the Board or by will or the laws of descent and distribution. The option granted herein and the rights and privileges pertaining thereto shall not be subject to execution of judgment, attachment or similar process.

H.	Method of Exercising Option. This option shall be exercised, as to all or part of the shares covered hereby, by Optionee delivering to the Company at its principal business office on any business day a written stock option exercise notice specifying the number of shares the Optionee desires to purchase and specifying a business day for the payment of the purchase price against delivery of the shares being purchased (the date of delivery of such notice is referred to herein as the “Date of Purchase”).

I.	Manner of Payment. The purchase price shall be paid in full upon exercise, in cash or by delivery of shares of common stock of the Company (valued at the Fair Market Value determined by the Committee as of the date of purchase of the option or in a combination of cash and common stock) within 5 business days of the date of exercise. Failure to pay within this time frame could result in the cancellation of the transaction.

J.	Method of Valuation. “Fair Market Value” of the Common Stock of the company shall be determined by the Committee and shall be the closing price as reported on NASDAQ National Market System as reported in the Wall Street Journal, for the Company’s Common Stock for a specific trading day, usually the date of the grant or exercise.

K.	Withholding of Taxes. Pursuant to applicable federal, state, local or foreign laws, the Company may be required to collect income or other taxes upon the exercise of an option. The Company may deduct from payments made under the Plan or require as a condition to the exercise of an option, that Optionee pay the Company, at such time as the Committee or the Company may determine, the amount of any taxes that the Committee or the Company determines, in their discretion, is required to be withheld. The Company, its subsidiaries and affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Optionee. The Optionee’s obligation to reimburse the Company for withholding obligations may be settled with Stock that is the subject of this option or other Stock owned by the Optionee. The maximum amount of Stock that the Optionee may use toward satisfying tax withholding requirements shall not exceed the minimum funding required for the withholding.

L.	Rights as Shareholder. Optionee shall not be deemed the holder of any shares covered by this option and shall have no rights as a stockholder of the Company by virtue of the option granted hereunder unless and until such shares are fully aid and certificates for shares are issued to him after exercise of his option granted hereunder.

M.	No Employment or Retention Agreement Intended. This agreement does not confer upon Optionee any right to continuation of employment or retention in service in any capacity by the Company or an affiliated unit and does not constitute an employment or retention agreement of any kind.

N.	Changes in Stock. If there shall be any change in the stock subject to any option through merger, consolidation, reorganization, recapitalization, stock dividend, stock split or other change in the corporate structure, appropriate adjustments may be made by the board of directors of the Company in the aggregate number and kind of shares subject to the Plan and the number and kind of shares and the price per share subject to outstanding options.

O.	Repurchase. The Committee may at any time offer to buy out an option previously granted, based on such terms and conditions as the Committee shall establish and communicate to the Optionee at the time that such offer is made.

P.	Confidential Information. The parties acknowledge that Company has created and maintains at great expense strategic plans, sales data and sales strategy, methods, products, procedures, processes, techniques, financial information, customer and supplier lists, personal customer data, pricing policies, personnel data and other similar confidential and proprietary information, and has received from its customers certain confidential and proprietary information (collectively, the “Confidential Information”). The parties further acknowledge that Company has taken and will continue to take actions to protect this Confidential Information. Accordingly, Optionee agrees that during the term of Optionee’s employment with Company, and until the sooner of (i) such time as the Confidential Information becomes generally available to the public through no fault of Optionee or other person under a duty of confidentiality to Company, (ii) such time as the Confidential Information no longer provides a benefit to Company, or (iii) two years after the termination of Optionee’s employment with Company, Optionee will not, in any capacity, use or disclose, or cause to be used or disclosed, in any geographic territory in which Company or any of Company’s customers do business, any Confidential Information Optionee acquired while employed by Company. The requirements of confidentiality and the limitations on use and disclosure described in this Agreement shall not apply to Confidential Information that Optionee can demonstrate by clear and convincing evidence, at the time of disclosure by Company to Optionee, was known to Optionee as evidenced by Optionee’s contemporaneous written records. The parties agree that nothing in this Agreement shall be construed to limit or negate the law of torts or trade secrets where it provides Company with broader protection than that provided herein.

Q.	Return of Company Property. The parties acknowledge that any material (in computerized or written form) that Optionee obtained in the course of performing Optionee’s employment duties are the sole and exclusive property of Company. Optionee agrees to immediately return any and all records, files, computerized data, documents, confidential or proprietary information, or any other property owned by or belonging to Company in Optionee’s possession or under his or her control, without any originals or copies being kept by Optionee or conveyed to any other person, upon Optionee’s separation from employment or upon Company’s request.

R.	Noncompetition During Employment. During the period of Optionee’s employment with Company, Optionee will not, in any capacity, participate in, provide assistance to, or have a financial or other interest in any activity or other enterprise which competes with Company. The ownership of less than a 5% interest in a corporation whose shares are traded in a recognized stock exchange or traded in the over-the-counter market, even though that corporation may be a competitor of the Company, shall not be deemed financial participation in a competitor.

S.	Nonsolicitation. For a period of six months following termination of Optionee’s employment with the Company, Optionee will not, directly or indirectly, whether as an agent, investor, employer, employee, consultant, representative, trustee, partner, proprietor or otherwise, do any of the following:
(a)	solicit or accept business from any person or entity who is an Active Customer (as defined herein) of Associated Banc-Corp, or its subsidiaries or affiliates, and with whom Optionee has had business contact during the twelve month period prior to termination of Optionee’s employment with the Company (the “Reference Period”) for the purpose of providing competitive products or services similar to those provided by Optionee during the Reference Period;

(b)	request or advise any of the Active Customers, suppliers or other business contacts of the Company who have business relationships with the Company and with whom Optionee had business contact during his/her employment with the Company to withdraw, curtail or cancel any of their business relations with the Company;

(c)	induce or attempt to induce any employee or other personnel of the Company to terminate his or her relationship or breach his/her employment relationship or other contractual relationship, whether oral or written, with the Company; provided, however, that nothing shall prevent a future employer of Optionee from hiring such employee or other personnel if Optionee does not otherwise violate this provision.
T.	Specific Performance. Optionee acknowledges and agrees that irreparable injury to Company may result in the event that Optionee breaches certain covenants in this Agreement, and that the remedy at law for the breach of any such covenant will be inadequate. Therefore, if Optionee engages in any act or in violation of the provisions of paragraphs I(P), I(Q), I(R) or I(S), Optionee agrees that Company shall be entitled, in addition to such other remedies and damages that may be available to it by law or under this Agreement, to immediate injunctive relief to enforce such provisions.

U.	Disclosure of Obligation to Former Employer. Optionee represents and warrants that s/he has disclosed in writing to the Company any obligations or contractual agreements with any previous employers or other entities for which s/he has provided services, regarding any obligation to refrain from competition, solicitation of customers or employees, or to refrain from use of confidential information. Optionee further represents and warrants that s/he will abide by all such contractual or other legal commitments between Optionee and a previous employer or other entity for which s/he has provided services, and will indemnify Company and hold Company harmless in the event of any claim, suit, demand, action or proceeding, in regard to an alleged breach of any of these commitments.

II.	Miscellaneous
A.	Definitions.
1.	Permanent Disability. “Permanent Disability” means the status given to an individual who has been covered by the Associated Banc-Corp Long-Term Disability Plan for six months or longer and has been terminated by the Company for that reason.

2.	Retirement. Retirement shall mean any date on which an employee retires under the terms and conditions of the Company’s Profit Sharing and Retirement Savings Plan provided, however, that the employee has attained age 55 as of such date.

3.	Change in Control. “Change In Control” shall mean a change in control of the Company which shall be deemed to have occurred only if:

(i) 25% or more of the outstanding voting securities of the Company changes beneficial ownership as a result of a tender offer;

(ii) The Company is merged or consolidated with another corporation, and as a result of such merger or consolidation, less than 75% of the outstanding voting securities of the surviving or resulting corporation is owned in the aggregate by the shareholders of the Company who owned such securities immediately prior to such merger or consolidation, other than affiliates, within the meaning of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), of any party to such merger or consolidation;

(iii) The Company sells at least 85% of its assets to any entity which is not a member of the control group of corporations, within the meaning of Code section 1563, of which the Company is a member, or

(iv) A person, within the meaning of sections 3(a)(9) or 13(d)(3) of the Exchange Act, acquires 25% or more of the outstanding voting securities of the Company (whether directly, indirectly, beneficially or of record).

For purposes hereof, ownership of voting securities shall take into account and shall include ownership as determined by applying the provisions of Rule 13d-3(d)(1)(I) (relating to options) as of the Exchange Act.

4.	Active Customer. “Active Customer” shall mean any customer or prospective customer of the Company which, within the Reference Period, either received any products or services supplied by or on behalf of the Company or was under “Active Solicitation” by the Company, and with which Optionee had business contact during the Reference Period, and who remains a customer or prospective customer as of the time of any act alleged to violate paragraph S.

5.	Active Solicitation. “Active Solicitation” shall mean at least two business contacts, by any personnel of the Company, including Optionee, during the Reference Period.
B.	Transfers and Leaves. A change in employment or service from the Company to an affiliated unit of the Company, or vice versa, shall not constitute termination of employment or service for purposes of the Plan. Furthermore, the Committee (or board of directors in case of a member of the Committee) may determine that for purposes of the Plan, an Optionee who is on leave of absence will still be considered as in the continuous employment or service of the Company.

C.	Notices. Any notice to be given to the Committee under the terms of this agreement shall be addressed to the Company, in care of its secretary, at 200 North Adams Street, Green Bay, Wisconsin 54301. Any notice to be given to Optionee may be addressed to him or her at his or her address as it appears in the Company’s records or at such other address as either party may hereafter designate in writing to the other. Any such notice shall be deemed to have been duly given if personally delivered or if enclosed in a properly sealed envelope or wrapper addressed as aforesaid, certified and deposited, postage prepaid, in a post office or branch post office regularly maintained by the United States government.

D.	Successors. This agreement shall be binding upon and inure to the benefit of any successor or successors of the Company.

E.	Government and Other Regulations. The obligation of the Company to sell and deliver shares of stock under this Plan shall be subject to all applicable laws, rules and regulations and the obtaining of all such approvals by government agencies as may be deemed necessary or desirable by the board of directors of the Company, including (without limitation) the satisfaction of all applicable federal, state, and local tax withholding requirements.

F.	Interpretation of Agreement. The laws of the State of residence of Optionee as of the effective date of this Agreement shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the parties hereto. The agreed venue and jurisdiction for any claims or disputes under this Agreement is the residence of the Optionee as of the effective date of this Agreement.
III.	Disclaimer

Associated is not responsible for the failure of optionees to make timely exercises, nor will any exception to the Plan be granted because of such failure and inaction.
     IN WITNESS WHEREOF, the Company has caused these presents to be executed in its behalf by its chairman and chief executive officer and attested by its secretary and the Optionee has executed the same as of the day and year first written, which is the date of the granting of the option evidenced hereby.

ASSOCIATED BANC-CORP

Paul S. Beideman, Chairman & Chief Executive Officer

ATTEST:

Brian R. Bodager, Chief Administrative Officer,
General Counsel, and Corporate Secretary
☐	I have read and agree to the terms and conditions of this option grant as provided herein.

Signature:
Print Name:
OR
☐        I have read the terms and conditions contained in this Agreement and hereby respectfully decline these options.

Signature:
Print Name: